Exhibit 99.1

ZAZA ENERGY CORPORATION
1301 MCKINNEY STREET
SUITE 3000
HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY COMPLETES TRANSACTION WITH HESS

Company Engaged In Strategic Review Process To Identify Joint Venture Partners

HOUSTON — July 26, 2012 — ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) announced today that it has completed its transaction with Hess Corporation (“Hess”) (collectively, the “Parties”), announced on June 11, 2012. The transaction (i) effectively terminates the Parties’ 2010 agreements in Texas and, following government approval, those in France, (ii) divides the Parties’ assets under those agreements; (iii) provides a further cash payment to ZaZa today of approximately $69 million; and (iv) allows ZaZa to pay down its $100 million senior secured notes due 2017 by $33 million.

As previously announced, ZaZa has engaged Jefferies & Company, Inc. (“Jeffries”) as its financial advisor to assist in securing a joint venture partner or partners for ZaZa’s Eagle Ford and Woodbine/Eaglebine assets, as well as to evaluate all strategic opportunities available to the Company. The completion of the Hess transaction and resulting dissolution of that joint venture will allow ZaZa and Jeffries to freely explore a range of strategic alternatives available to the Company in order to create value for all stockholders. More information on this process will be provided in the coming months.

Mr. Craig McKenzie, Chief Executive Officer, said, “We are very pleased to announce the closing of the transaction with Hess. ZaZa has come a long way in a very short period of time and now holds core positions in some of the most exciting and prolific oil and gas plays in North America. I would like to thank our Board and full management team for their dedication and effort during this critical time for the Company.”

Mr. Todd Brooks, President, said, “This is a very exciting time for the Company.  With today’s announcement, we are positioned to launch a full-scale review of potential strategic partners to best exploit our assets in the Eagle Ford, one of the most prolific resource plays in the U.S., and the Woodbine/Eaglebine, an emerging resource play in the Eastern trend of the Eagle Ford.  With years of experience working in the Eagle Ford and throughout Southern Texas, we are well prepared to maximize production across these two resource plays.  We look forward to executing on our strategic plan and creating value for all stockholders.”

ZaZa’s portfolio of assets now comprises approximately 72,000 net acres in the Eagle Ford core, 98,520 nearly contiguous net acres in the Woodbine/Eaglebine play in Grimes, Madison, and Walker Counties, approximately 24,260 wholly-owned acres of conventional producing assets in the Paris Basin, and a 5% ORRI capped at $130 million in the Paris Basin exploration licenses following government approval in France. ZaZa is operator on almost all of the portfolio acreage. Net total production from the conventional French assets is approximately 850 barrels of oil per day (“bopd”), with total 2P reserves of approximately ten (10) million barrels of oil. Net oil sales in the Eagle Ford will decrease from 301 bopd to 281 bopd pro forma the agreement, and net natural gas sales will increase from 619 thousand cubic feet of gas per day (“mcfd”) to 729 mcfd (all figures as at June 6, 2012). The Company’s pro forma total net sales will be 1,131 bopd and 729 mcfd.

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.  The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Contact:

Tony Vermeire

+33 1 47 03 34 24

tony.vermeire@zazaenergy.com

Contact:

Shirley Z. Anderson, Corporate Secretary

T: +1 214 559-3933

shirley.anderson@zazaenergy.com